Exhibit (e)(2)

AMENDMENT NO. 2 TO DISTRIBUTION AGREEMENT

THIS AMENDMENT NO. 2 TO DISTRIBUTION AGREEMENT (this “Amendment”), dated as of April 24, 2026, is by and between James Alpha Funds Trust d/b/a Easterly Funds Trust, a Delaware statutory trust (the “Trust”), and Easterly Securities LLC, a limited liability company organized under the laws of the state of Delaware (“Distributor”).

WHEREAS, The Trust and Distributor are parties to the Distribution Agreement dated October 2, 2023 (the “Distribution Agreement”), as amended from time to time, pursuant to which Distributor serves as the Trust’s principal underwriter and distributes shares of beneficial interest of each of its series listed on Schedule A thereof; and

WHEREAS, The Trust and the Distributor wish to amend to Schedule A to the Distribution Agreement to reflect the addition of new series of the Trust; and

WHEREAS, The Board of Trustees of the Trust, including a majority of the Trustees of the Trust who are not interested persons of the Trust or of Distributor, approved this Amendment by vote cast in person at a meeting called for the purpose of voting on such approval on February 3, 2026.

NOW, THEREFORE, for other good and valuable consideration, the parties hereto hereby agree as follows:

1.	All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Distribution Agreement.

2.	Effective as of the date hereof, Schedule A to the Distribution Agreement is deleted and replaced in its entirety with Schedule A attached to this Amendment.

3.

All references to Schedule A contained in the Distribution Agreement shall be deemed to refer to amended Schedule A attached hereto, as the same may be further amended, restated,

replaced, supplemented or otherwise modified from time to time.

4.	Except as specifically modified and amended herein, all other terms, conditions and covenants contained in the Distribution Agreement shall remain in full force and effect.

5.

This Amendment may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart.

6.	This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

7.	This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representatives, all as of the day and year first above written.

James Alpha Funds Trust d/b/a Easterly Funds Trust Easterly Securities LLC

on its own behalf and on behalf of the Funds

By:		By:
Name:	Ken Juster	Name:	Ken Juster
Title:	Chief Legal Officer	Title:	General Counsel
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SCHEDULE A

to the Distribution Agreement between

James Alpha Funds Trust d/b/a Easterly Funds Trust

And Easterly Securities LLC

As of February 3, 2026

Fund Portfolio(s)

Easterly Hedged Equity Fund

Easterly Global Real Estate Fund Easterly

Easterly Income Opportunities Fund

Easterly Snow Small Cap Value Fund

Easterly Snow Long/Short Opportunity Fund

Easterly Snow All Cap Value Fund

Easterly ROCMuni High Income Municipal Bond Fund

Easterly ROCMuni Short Term Municipal Bond Fund